Exhibit 99.1
ATTRIBUTED FINANCIAL INFORMATION
Unless otherwise defined herein, the capitalized terms used herein are defined in the notes to our September 30, 2015 condensed consolidated financial statements included in this Quarterly Report on Form 10-Q (our September 30, 2015 Quarterly Report). The financial information presented herein should be read in conjunction with the financial information and related discussion and analysis included in our September 30, 2015 Quarterly Report, our 2014 Annual Report and our December 31, 2014 attributed financial information included in our Current Report on Form 8-K filed May 26, 2015. In the following text, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to Liberty Global (or its predecessor) or collectively to Liberty Global (or its predecessor) and its subsidiaries.
The following tables present our assets, liabilities, revenue, expenses and cash flows that are intended to track and reflect the separate economic performance of the businesses and assets attributed to (i) the Liberty Global Group and (ii) the LiLAC Group. For additional information regarding our tracking shares, see note 1 to our September 30, 2015 condensed consolidated financial statements included in our September 30, 2015 Quarterly Report.
The attributed financial information presented herein has been prepared assuming this attribution had been completed as of January 1, 2014. However, this attribution of historical financial information does not necessarily represent the actual results and balances that would have occurred if such attribution had actually been in place during the periods presented.

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$872.6	$238.6	$—	$1,111.2
Trade receivables, net	1,187.6	95.5	—	1,283.1
Deferred income taxes	362.9	9.6	—	372.5
Derivative instruments	265.5	12.9	—	278.4
Prepaid expenses	186.7	15.2	—	201.9
Other current assets	197.1	29.9	(6.6)	220.4
Total current assets	3,072.4	401.7	(6.6)	3,467.5
Investments	2,504.0	—	—	2,504.0
Property and equipment, net	21,398.4	858.0	—	22,256.4
Goodwill	26,911.4	781.9	—	27,693.3
Intangible assets subject to amortization, net	7,459.9	121.1	—	7,581.0
Other assets, net (note 4)	4,961.7	1,097.2	(8.3)	6,050.6
Total assets	$66,307.8	$3,259.9	$(14.9)	$69,552.8

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,034.2	$65.3	$—	$1,099.5
Deferred revenue and advance payments from subscribers and others	1,224.0	46.9	—	1,270.9
Current portion of debt and capital lease obligations	1,957.9	0.8	—	1,958.7
Accrued interest	627.9	32.0	—	659.9
Accrued income taxes	432.2	38.8	—	471.0
Accrued capital expenditures	386.3	26.1	—	412.4
Derivative instruments	354.2	3.5	—	357.7
Other accrued and current liabilities	1,891.7	176.6	(6.6)	2,061.7
Total current liabilities	7,908.4	390.0	(6.6)	8,291.8
Long-term debt and capital lease obligations (note 4)	42,772.2	2,333.7	(7.9)	45,098.0
Other long-term liabilities	4,263.9	258.6	(0.4)	4,522.1
Total liabilities	54,944.5	2,982.3	(14.9)	57,911.9
Equity attributable to Liberty Global shareholders (note 4)	11,930.7	217.1	—	12,147.8
Noncontrolling interests	(567.4)	60.5	—	(506.9)
Total equity	11,363.3	277.6	—	11,640.9
Total liabilities and equity	$66,307.8	$3,259.9	$(14.9)	$69,552.8

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
December 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,051.4	$107.1	$—	$1,158.5
Trade receivables, net	1,374.9	124.6	—	1,499.5
Derivative instruments	445.5	1.1	—	446.6
Deferred income taxes	275.6	14.7	—	290.3
Prepaid expenses	179.0	10.7	—	189.7
Other current assets	266.0	73.9	(4.0)	335.9
Total current assets	3,592.4	332.1	(4.0)	3,920.5
Investments	1,808.2	—	—	1,808.2
Property and equipment, net	23,016.0	824.6	—	23,840.6
Goodwill	28,214.3	787.3	—	29,001.6
Intangible assets subject to amortization, net	9,119.1	70.7	—	9,189.8
Other assets, net (note 4)	4,334.5	756.3	(9.6)	5,081.2
Total assets	$70,084.5	$2,771.0	$(13.6)	$72,841.9

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
December 31, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$959.7	$79.3	$—	$1,039.0
Deferred revenue and advance payments from subscribers and others	1,407.7	44.5	—	1,452.2
Current portion of debt and capital lease obligations	1,550.2	0.7	—	1,550.9
Derivative instruments	1,004.0	39.7	—	1,043.7
Accrued interest	638.6	52.0	—	690.6
Accrued income taxes	407.1	6.6	—	413.7
Accrued capital expenditures	393.5	18.9	—	412.4
Other accrued and current liabilities	2,405.6	186.2	(4.0)	2,587.8
Total current liabilities	8,766.4	427.9	(4.0)	9,190.3
Long-term debt and capital lease obligations (note 4)	42,544.7	2,072.8	(9.4)	44,608.1
Other long-term liabilities	4,726.5	201.2	(0.2)	4,927.5
Total liabilities	56,037.6	2,701.9	(13.6)	58,725.9
Equity attributable to Liberty Global shareholders	14,694.3	20.2	—	14,714.5
Noncontrolling interests	(647.4)	48.9	—	(598.5)
Total equity	14,046.9	69.1	—	14,116.0
Total liabilities and equity	$70,084.5	$2,771.0	$(13.6)	$72,841.9

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$4,288.6	$308.8	$—	$4,597.4
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	1,555.6	136.1	—	1,691.7
SG&A (including share-based compensation)	792.2	46.6	—	838.8
Inter-group fees and allocations	(2.1)	2.1	—	—
Depreciation and amortization	1,404.1	54.3	—	1,458.4
Impairment, restructuring and other operating items, net	60.2	2.8	—	63.0
	3,810.0	241.9	—	4,051.9
Operating income	478.6	66.9	—	545.5
Non-operating income (expense):
Interest expense	(579.0)	(38.9)	0.2	(617.7)
Realized and unrealized gains on derivative instruments, net	596.8	145.2	—	742.0
Foreign currency transaction losses, net	(90.9)	(125.3)	—	(216.2)
Realized and unrealized losses due to changes in fair values of certain investments, net	(276.1)	—	—	(276.1)
Losses on debt modification and extinguishment, net	(34.3)	—	—	(34.3)
Other income (expense), net	(5.4)	0.5	(0.2)	(5.1)
	(388.9)	(18.5)	—	(407.4)
Earnings before income taxes	89.7	48.4	—	138.1
Income tax benefit (expense) (note 2)	20.8	(18.3)	—	2.5
Net earnings	110.5	30.1	—	140.6
Net loss (earnings) attributable to noncontrolling interests	(7.6)	0.3	—	(7.3)
Net earnings attributable to Liberty Global shareholders	$102.9	$30.4	$—	$133.3

Net earnings	$110.5	$30.1	$—	$140.6
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(531.1)	15.9	—	(515.2)
Reclassification adjustments included in net earnings	0.5	—	—	0.5
Other	0.9	—	—	0.9
Other comprehensive earnings (loss)	(529.7)	15.9	—	(513.8)
Comprehensive earnings (loss)	(419.2)	46.0	—	(373.2)
Comprehensive loss (earnings) attributable to noncontrolling interests	(7.6)	0.3	—	(7.3)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$(426.8)	$46.3	$—	$(380.5)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended September 30, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$4,197.2	$300.0	$—	$4,497.2
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	1,525.5	134.2	—	1,659.7
SG&A (including share-based compensation)	750.3	49.7	—	800.0
Depreciation and amortization	1,259.4	54.1	—	1,313.5
Impairment, restructuring and other operating items, net	16.6	3.7	—	20.3
	3,551.8	241.7	—	3,793.5
Operating income	645.4	58.3	—	703.7
Non-operating income (expense):
Interest expense	(581.1)	(36.2)	—	(617.3)
Realized and unrealized gains on derivative instruments, net	377.3	150.6	—	527.9
Foreign currency transaction losses, net	(271.9)	(103.9)	—	(375.8)
Realized and unrealized gains due to changes in fair values of certain investments, net	92.2	—	—	92.2
Losses on debt modification and extinguishment, net	(0.1)	(9.5)	—	(9.6)
Other income (expense), net	(0.4)	0.6	—	0.2
	(384.0)	1.6	—	(382.4)
Earnings before income taxes	261.4	59.9	—	321.3
Income tax expense (note 2)	(143.5)	(2.1)	—	(145.6)
Net earnings	117.9	57.8	—	175.7
Net earnings attributable to noncontrolling interests	(18.1)	(0.5)	—	(18.6)
Net earnings attributable to Liberty Global shareholders	$99.8	$57.3	$—	$157.1

Net earnings	$117.9	$57.8	$—	$175.7
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(811.6)	22.7	—	(788.9)
Reclassification adjustments included in net earnings	0.3	—	—	0.3
Other	(0.1)	—	—	(0.1)
Other comprehensive earnings (loss)	(811.4)	22.7	—	(788.7)
Comprehensive earnings (loss)	(693.5)	80.5	—	(613.0)
Comprehensive earnings attributable to noncontrolling interests	(18.2)	(0.5)	—	(18.7)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$(711.7)	$80.0	$—	$(631.7)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Nine months ended September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$12,772.8	$908.0	$—	$13,680.8
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	4,640.5	401.6	—	5,042.1
SG&A (including share-based compensation)	2,272.5	145.0	—	2,417.5
Inter-group fees and allocations	(2.1)	2.1	—	—
Depreciation and amortization	4,226.8	160.8	—	4,387.6
Impairment, restructuring and other operating items, net	92.0	13.7	—	105.7
	11,229.7	723.2	—	11,952.9
Operating income	1,543.1	184.8	—	1,727.9
Non-operating income (expense):
Interest expense	(1,717.2)	(117.7)	0.5	(1,834.4)
Realized and unrealized gains on derivative instruments, net	455.0	225.8	—	680.8
Foreign currency transaction losses, net	(712.4)	(199.0)	—	(911.4)
Realized and unrealized losses due to changes in fair values of certain investments, net	(13.9)	—	—	(13.9)
Losses on debt modification and extinguishment, net	(382.6)	—	—	(382.6)
Other income (expense), net	(8.0)	0.7	(0.5)	(7.8)
	(2,379.1)	(90.2)	—	(2,469.3)
Earnings (loss) before income taxes	(836.0)	94.6	—	(741.4)
Income tax expense (note 2)	(16.8)	(32.8)	—	(49.6)
Net earnings (loss)	(852.8)	61.8	—	(791.0)
Net earnings attributable to noncontrolling interests	(73.2)	(4.7)	—	(77.9)
Net earnings (loss) attributable to Liberty Global shareholders	$(926.0)	$57.1	$—	$(868.9)

Net earnings (loss)	$(852.8)	$61.8	$—	$(791.0)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(304.2)	27.6	—	(276.6)
Reclassification adjustments included in net loss	1.5	—	—	1.5
Other	(0.1)	—	—	(0.1)
Other comprehensive earnings (loss)	(302.8)	27.6	—	(275.2)
Comprehensive earnings (loss)	(1,155.6)	89.4	—	(1,066.2)
Comprehensive earnings attributable to noncontrolling interests	(73.3)	(4.7)	—	(78.0)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$(1,228.9)	$84.7	$—	$(1,144.2)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Nine months ended September 30, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$12,726.8	$906.4	$(0.1)	$13,633.1
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	4,671.9	405.9	(0.1)	5,077.7
SG&A (including share-based compensation)	2,196.1	158.9	—	2,355.0
Depreciation and amortization	3,926.0	158.0	—	4,084.0
Impairment, restructuring and other operating items, net	155.0	6.5	—	161.5
	10,949.0	729.3	(0.1)	11,678.2
Operating income	1,777.8	177.1	—	1,954.9
Non-operating income (expense):
Interest expense	(1,807.3)	(106.0)	0.7	(1,912.6)
Realized and unrealized gains (losses) on derivative instruments, net	(203.1)	25.8	—	(177.3)
Foreign currency transaction losses, net	(350.4)	(82.6)	—	(433.0)
Realized and unrealized gains due to changes in fair values of certain investments, net	189.4	—	—	189.4
Losses on debt modification and extinguishment, net	(72.0)	(11.5)	—	(83.5)
Other income, net	10.6	1.9	(0.7)	11.8
	(2,232.8)	(172.4)	—	(2,405.2)
Earnings (loss) from continuing operations before income taxes	(455.0)	4.7	—	(450.3)
Income tax expense (note 2)	(25.3)	(2.7)	—	(28.0)
Earnings (loss) from continuing operations	(480.3)	2.0	—	(478.3)
Discontinued operation:
Earnings from discontinued operation, net of taxes	0.8	—	—	0.8
Gain on disposal of discontinued operation, net of taxes	332.7	—	—	332.7
	333.5	—	—	333.5
Net earnings (loss)	(146.8)	2.0	—	(144.8)
Net loss (earnings) attributable to noncontrolling interests	(28.9)	2.1	—	(26.8)
Net earnings (loss) attributable to Liberty Global shareholders	$(175.7)	$4.1	$—	$(171.6)

Net earnings (loss)	$(146.8)	$2.0	$—	$(144.8)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(249.4)	(64.5)	—	(313.9)
Reclassification adjustments included in net loss	64.5	—	—	64.5
Other	(0.1)	—	—	(0.1)
Other comprehensive loss	(185.0)	(64.5)	—	(249.5)
Comprehensive loss	(331.8)	(62.5)	—	(394.3)
Comprehensive loss (earnings) attributable to noncontrolling interests	(29.2)	2.1	—	(27.1)
Comprehensive loss attributable to Liberty Global shareholders	$(361.0)	$(60.4)	$—	$(421.4)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(852.8)	$61.8	$—	$(791.0)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Share-based compensation expense	250.8	2.2	—	253.0
Inter-group fees and allocations	(2.1)	2.1	—	—
Depreciation and amortization	4,226.8	160.8	—	4,387.6
Impairment, restructuring and other operating items, net	92.0	13.7	—	105.7
Amortization of deferred financing costs and non-cash interest accretion	56.6	3.0	—	59.6
Realized and unrealized gains on derivative instruments, net	(455.0)	(225.8)	—	(680.8)
Foreign currency transaction losses, net	712.4	199.0	—	911.4
Realized and unrealized losses due to changes in fair values of certain investments, including impact of dividends	15.0	—	—	15.0
Losses on debt modification and extinguishment, net	382.6	—	—	382.6
Deferred income tax benefit	(253.1)	(27.6)	—	(280.7)
Excess tax benefits from share-based compensation	(23.3)	(3.7)	—	(27.0)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(192.2)	16.1	—	(176.1)
Net cash provided by operating activities	3,957.7	201.6	—	4,159.3

Cash flows from investing activities:
Capital expenditures	(1,681.7)	(169.8)	—	(1,851.5)
Investments in and loans to affiliates and others	(770.8)	(0.6)	—	(771.4)
Cash paid in connection with acquisitions, net of cash acquired	(8.7)	(272.5)	—	(281.2)
Inter-group receipts (payments), net	(110.2)	1.8	108.4	—
Other investing activities, net	40.4	1.0	—	41.4
Net cash used by investing activities	$(2,531.0)	$(440.1)	$108.4	$(2,862.7)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Nine months ended September 30, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$13,032.4	$261.1	$—	$13,293.5
Repayments and repurchases of debt and capital lease obligations	(12,293.0)	(0.6)	—	(12,293.6)
Repurchase of Liberty Global ordinary shares	(1,404.7)	—	—	(1,404.7)
Payment of financing costs and debt premiums	(391.9)	(3.1)	—	(395.0)
Net cash paid related to derivative instruments	(298.8)	—	—	(298.8)
Purchase of additional shares of subsidiaries	(142.2)	—	—	(142.2)
Net cash paid associated with call option contracts on Liberty Global ordinary shares	(121.1)	—	—	(121.1)
Inter-group receipts (payments), net	(1.8)	110.2	(108.4)	—
Other financing activities, net	0.4	10.2	—	10.6
Net cash provided (used) by financing activities	(1,620.7)	377.8	(108.4)	(1,351.3)

Effect of exchange rate changes on cash	15.2	(7.8)	—	7.4

Net increase (decrease) in cash and cash equivalents	(178.8)	131.5	—	(47.3)
Cash and cash equivalents:
Beginning of period	1,051.4	107.1	—	1,158.5
End of period	$872.6	$238.6	$—	$1,111.2

Cash paid for interest	$1,634.6	$132.8	$—	$1,767.4
Net cash paid for taxes	$174.6	$18.0	$—	$192.6

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Nine months ended September 30, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(146.8)	$2.0	$—	$(144.8)
Earnings from discontinued operation	(333.5)	—	—	(333.5)
Earnings (loss) from continuing operations	(480.3)	2.0	—	(478.3)
Adjustments to reconcile earnings (loss) from continuing operations to net cash provided by operating activities:
Share-based compensation expense	176.1	6.5	—	182.6
Depreciation and amortization	3,926.0	158.0	—	4,084.0
Impairment, restructuring and other operating items, net	155.0	6.5	—	161.5
Amortization of deferred financing costs and non-cash interest accretion	61.1	2.5	—	63.6
Realized and unrealized losses (gains) on derivative instruments, net	203.1	(25.8)	—	177.3
Foreign currency transaction losses, net	350.4	82.6	—	433.0
Realized and unrealized gains due to changes in fair values of certain investments, including impact of dividends	(189.4)	—	—	(189.4)
Losses on debt modification and extinguishment, net	72.0	11.5	—	83.5
Deferred income tax benefit	(218.8)	(24.4)	—	(243.2)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(188.0)	(16.5)	—	(204.5)
Net cash used by operating activities of discontinued operation	(9.6)	—	—	(9.6)
Net cash provided by operating activities	3,857.6	202.9	—	4,060.5

Cash flows from investing activities:
Capital expenditures	(1,870.7)	(175.6)	—	(2,046.3)
Investments in and loans to affiliates and others	(993.4)	(10.7)	9.9	(994.2)
Proceeds received upon disposition of discontinued operation, net of disposal costs	988.5	—	—	988.5
Cash paid in connection with acquisitions, net of cash acquired	(34.5)	—	—	(34.5)
Inter-group receipts, net	441.8	—	(441.8)	—
Other investing activities, net	(6.2)	0.9	—	(5.3)
Net cash used by investing activities of discontinued operation	(3.8)	—	—	(3.8)
Net cash used by investing activities	$(1,478.3)	$(185.4)	$(431.9)	$(2,095.6)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Nine months ended September 30, 2014
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Repayments and repurchases of debt and capital lease obligations	$(6,728.2)	$(125.4)	$—	$(6,853.6)
Borrowings of debt	4,410.3	44.9	—	4,455.2
Repurchase of Liberty Global ordinary shares	(961.0)	—	—	(961.0)
Payment of financing costs and debt premiums	(148.7)	(42.3)	—	(191.0)
Net cash paid related to derivative instruments	(109.3)	(37.4)	—	(146.7)
Net cash received associated with call option contracts on Liberty Global ordinary shares	5.9	—	—	5.9
Inter-group receipts (payments), net	(471.3)	39.4	431.9	—
Other financing activities, net	8.6	4.3	—	12.9
Net cash used by financing activities of discontinued operation	(1.2)	—	—	(1.2)
Net cash used by financing activities	(3,994.9)	(116.5)	431.9	(3,679.5)

Effect of exchange rate changes on cash	(27.5)	(4.9)	—	(32.4)

Net decrease in cash and cash equivalents:
Continuing operations	(1,628.5)	(103.9)	—	(1,732.4)
Discontinued operation	(14.6)	—	—	(14.6)
Net decrease in cash and cash equivalents	(1,643.1)	(103.9)	—	(1,747.0)
Cash and cash equivalents:
Beginning of period	2,526.9	175.0	—	2,701.9
End of period	$883.8	$71.1	$—	$954.9

Cash paid for interest – continuing operations	$1,779.0	$79.7	$(3.1)	$1,855.6
Net cash paid for taxes:
Continuing operations	$38.9	$28.9	$—	$67.8
Discontinued operation	2.2	—	—	2.2
Total	$41.1	$28.9	$—	$70.0

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information
September 30, 2015
(unaudited)

(1)	Attributed Financial Information
The terms “LiLAC Group” and “Liberty Global Group” do not represent separate legal entities, rather they represent those businesses, assets and liabilities that have been attributed to each group. The LiLAC Group comprises our businesses, assets and liabilities in Latin America and the Caribbean and has attributed to it (i) VTR Finance and its subsidiaries, which include VTR, (ii) Lila Chile Holding, (iii) LiLAC Holdings and its subsidiaries, which include Liberty Puerto Rico, and (iv) prior to July 1, 2015, the LiLAC Corporate Costs. Effective July 1, 2015, these corporate employees were transferred to LiLAC Holdings. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Ziggo Group Holding, Unitymedia, Telenet, UPC Holding, our corporate entities (excluding the LiLAC Corporate Costs) and certain other less significant entities. Accordingly, the accompanying attributed financial information for the Liberty Global Group and the LiLAC Group includes the assets, liabilities, revenue, expenses and cash flows of the respective entities within each group. Any business that we may acquire in the future that we do not attribute to the LiLAC Group will be attributed to the Liberty Global Group.
Our board of directors is vested with discretion to reattribute businesses, assets and liabilities that are attributed to either the Liberty Global Group or the LiLAC Group to the other group, without the approval of any of our shareholders, and may use the liquidity of one group to fund the liquidity and capital resource requirements of the other group. Accordingly, shareholders may have difficulty evaluating the future prospects and liquidity and capital resources of each group.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2015
(unaudited)

(2) Income Taxes
We generally have accounted for income taxes for the Liberty Global Group and the LiLAC Group in the accompanying attributed financial information on a separate return basis, as adjusted to reflect the consolidated view of the tax asset, liability, benefit or expense (tax attribute) of each group. Accordingly, except as otherwise noted below, any tax attribute associated with an entity attributed to the Liberty Global Group has been allocated to the Liberty Global Group and any tax attribute associated with an entity attributed to the LiLAC Group has been allocated to the LiLAC Group.

Liberty Global owns consolidated interests in a number of entities that are included in combined or consolidated tax returns, including tax returns in the Netherlands (the Dutch Fiscal Unity) and the U.S (the U.S. Tax Group). One member of the Liberty Global Group files a combined tax return for the Dutch Fiscal Unity and another member of the Liberty Global Group files a consolidated tax return for the U.S. Tax Group. Certain of the entities included in the Dutch Fiscal Unity and the U.S. Tax Group are attributed to the LiLAC Group. As a result, we record intergroup tax allocations to recognize changes in the tax attributes of certain members of the LiLAC Group that are included in the Dutch Fiscal Unity or the U.S. Tax Group. Prior to July 1, 2015, the intergroup tax allocations reflected in the attributed financial information were not cash settled and were not the subject of tax sharing agreements. Accordingly, intergroup tax allocations prior to July 1, 2015 are reflected in the attributed financial information as adjustments of equity. Following the adoption of the tax sharing policy described below, certain intergroup tax allocations are expected to be cash settled.

Effective July 1, 2015 (the date we distributed the LiLAC Shares), the allocation of tax attributes between the Liberty Global Group and the LiLAC Group is based on a tax sharing policy. This tax sharing policy, which may be changed in future periods at the discretion of the board of directors of Liberty Global, generally results in the allocation of Liberty Global’s tax attributes to the Liberty Global Group and the LiLAC Group based on the tax attributes of the legal entities attributed to each of the groups. Nevertheless, to the extent that Liberty Global management concludes that the actions or results of one group give rise to changes in the tax attributes of the other group, the change in those tax attributes are generally allocated to the group whose actions or results gave rise to such changes. Similarly, in cases where legal entities in one group join in a common tax filing with members of the other group, changes in the tax attributes of the group that includes the filing entity that are the result of the actions or financial results of one or more members of the other group are allocated to the group that does not include the filing entity. In addition, the allocation of any taxes and losses resulting from the ultimate tax treatment of Liberty Global tax attributes related to the distribution of the LiLAC Shares are allocated in proportion to each group’s respective number of “liquidation units.” Liquidation units were allocated to each Liberty Global Share and each LiLAC Share, respectively, in proportion to the relative market value of a Class C Liberty Global Share and a Class C LiLAC Share, respectively, based on their respective volume-weighted average price over the 20 trading-day period commencing shortly after the commencement of ordinary-course (regular-way) trading of the LiLAC Shares. Pursuant to the terms of our articles of association, the liquidation units for each Liberty Global Share and each LiLAC Share are 1 and 0.94893, respectively. For periods beginning on and after July 1, 2015, we will record non-interest bearing intergroup payables and receivables in connection with the allocation of tax attributes. These intergroup payables and receivables are expected to be cash settled annually within 90 days following the filing of the relevant tax return to the extent that amounts are due to or from the tax authority for the taxable year covered by the applicable return. In the case of allocated tax assets, intergroup payables and receivables will only be recorded to the extent that the realization by the ultimate tax-paying entity is considered to be more-likely-than-not. At September 30, 2015, we do not believe that it is more-likely-than-not that we will realize the tax assets of the Dutch Fiscal Unity.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2015
(unaudited)

Liberty Global Group
Income tax benefit (expense) attributable to our earnings (loss) from continuing operations before income taxes differs from the amounts computed using the U.K. statutory income tax rate as a result of the following factors:

	Liberty Global Group
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	in millions

Computed “expected” tax benefit (expense) (a)	$(17.9)	$(54.9)	$167.2	$95.6
Change in valuation allowances (b):
Decrease	(24.7)	(102.2)	(401.8)	(345.2)
Increase	(8.2)	(100.4)	27.0	5.8
Tax effect of intercompany financing	39.1	41.4	115.8	122.9
International rate differences (b) (c):
Increase	26.6	74.4	149.9	190.8
Decrease	(3.2)	(10.7)	(34.5)	(21.1)
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates (b):
Decrease	(60.5)	(51.6)	(84.8)	(95.0)
Increase	(2.7)	33.6	9.1	37.9
Non-deductible or non-taxable interest and other expenses (b):
Decrease	(18.5)	(41.8)	(67.5)	(125.3)
Increase	10.4	14.1	33.7	45.2
Recognition of previously unrecognized tax benefits	20.2	—	33.8	28.8
Tax benefit associated with technology innovation	8.3	—	18.8	—
Non-deductible or non-taxable foreign currency exchange results (b):
Increase	29.3	36.1	31.5	36.7
Decrease	16.9	16.5	(13.0)	(7.4)
Other, net	5.7	2.0	(2.0)	5.0
Total income tax benefit (expense)	$20.8	$(143.5)	$(16.8)	$(25.3)
_______________

(a)	The statutory or “expected” tax rates are the U.K. rates of 20.0% for the 2015 periods and 21.0% for 2014 periods.

(b)	Country jurisdictions giving rise to increases within the nine-month period are grouped together and shown separately from country jurisdictions giving rise to decreases within the nine-month period.

(c)	Amounts reflect adjustments (either an increase or a decrease) to “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2015
(unaudited)

LiLAC Group
Income tax expense attributable to our earnings from continuing operations before income taxes differs from the amounts computed using the U.K. statutory income tax rate as a result of the following factors:

	LiLAC Group
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	in millions

Computed “expected” tax expense (a)	$(9.7)	$(12.6)	$(18.9)	$(1.0)
Change in valuation allowances (b):
Decrease	(8.8)	(13.3)	(18.0)	(19.0)
Increase	4.2	—	12.8	—
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	(0.6)	(0.2)	(4.0)	(2.7)
Non-deductible or non-taxable interest and other expenses	(1.6)	(0.4)	(1.6)	(1.1)
Enacted tax law and rate changes	1.3	21.5	0.7	21.5
International rate differences (b) (c):
Increase	2.8	0.8	4.8	0.9
Decrease	(1.5)	2.7	(4.7)	(0.7)
Other, net	(4.4)	(0.6)	(3.9)	(0.6)
Total income tax expense	$(18.3)	$(2.1)	$(32.8)	$(2.7)
_______________

(a)	The statutory or “expected” tax rates are the U.K. rates of 20.0% for the 2015 periods and 21.0% for 2014 periods.

(b)	Country jurisdictions giving rise to increases within the nine-month period are grouped together and shown separately from country jurisdictions giving rise to decreases within the nine-month period.

(c)	Amounts reflect adjustments (either an increase or a decrease) to “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K.

(3)	Allocated Expenses
Prior to July 1, 2015, we did not allocate any of the costs of the Liberty Global Group’s corporate functions to the LiLAC Group. Following the July 1, 2015 distribution of the LiLAC Shares, we began to allocate a portion of these costs, excluding share-based compensation expense, to the LiLAC Group based primarily on the estimated percentage of time spent by corporate personnel providing services for each group. The allocated amount, which will be re-evaluated periodically and which we expect to cash settle, is presented as inter-group fees and allocations in the attributed statement of operations information. The portion of the Liberty Global Group’s corporate costs that will be allocated to the LiLAC Group during the first twelve months following the distribution of the LiLAC Shares will be $8.5 million. In addition, we expect the annual LiLAC Corporate Costs, exclusive of share-based compensation expense, to increase by approximately $1 million to $2 million during 2015, as compared to 2014.
The share-based compensation reflected in the accompanying attributed statement of operations information is based on the share incentive awards held by the employees of the respective entities comprising the Liberty Global Group and the LiLAC Group.
While we believe that our allocation methodologies are reasonable, we may elect to change these allocation methodologies or the percentages used to allocate operating and SG&A expenses in the future.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
September 30, 2015
(unaudited)

(4)	Inter-group Transactions
Capital Contributions
On June 30, 2015, a subsidiary attributed to the Liberty Global Group made a $100.0 million cash capital contribution to LiLAC Holdings in order to provide liquidity to fund, among other things, the LiLAC Group’s ongoing operating costs and acquisitions.
On June 3, 2015, in connection with the Choice Acquisition, a subsidiary attributed to the Liberty Global Group made a $10.2 million cash capital contribution to a subsidiary attributed to the LiLAC Group to partially fund the purchase price for Choice.
Lila Chile Note
On July 11, 2014, Lila Chile Holding and Liberty Global Holding B.V (Liberty Global Holding), an entity attributed to the Liberty Global Group, entered into a loan agreement (the Lila Chile Note). At September 30, 2015 and December 31, 2014, Liberty Global Holding owed Lila Chile Holding $7.9 million and $9.4 million, respectively, in principal pursuant to the Lila Chile Note. The Lila Chile Note bears interest at 5.9% per annum and has a repayment date of July 11, 2022. The principal and accrued interest on the Lila Chile Note are included in other assets, net, in the attributed balance sheet information. Accrued and unpaid interest is generally transferred to the principal balance on January 1 of each year. The net decrease in the Lila Chile Note during the nine months ended September 30, 2015 includes (i) cash repayments of $3.2 million, (ii) cash loans of $1.4 million and (iii) the transfer of $0.3 million in non-cash accrued interest to the principal balance. The net increase in the Lila Chile Note during the nine months ended September 30, 2014 includes (a) cash loaned of $56.0 million and (b) cash repayments received of $46.1 million.

(5)	Commitments
In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to programming contracts, network and connectivity commitments, non-cancellable operating leases, purchases of customer premises and other equipment and other items. The following table sets forth the U.S. dollar equivalents of such commitments as of September 30, 2015:

	Payments due during:
	Remainder of 2015
		2016	2017	2018	2019	2020	Thereafter	Total
	in millions
Liberty Global Group:
Programming commitments	$230.8	$926.8	$840.2	$655.2	$254.8	$1.9	$0.3	$2,910.0
Network and connectivity commitments	214.6	324.1	211.9	95.0	63.2	55.3	910.9	1,875.0
Operating leases	39.9	138.5	112.8	94.5	75.3	52.4	271.3	784.7
Purchase commitments	373.0	196.9	65.7	12.1	4.3	—	—	652.0
Other commitments	259.3	274.6	163.1	96.6	43.5	21.8	27.7	886.6
Total (a)	$1,117.6	$1,860.9	$1,393.7	$953.4	$441.1	$131.4	$1,210.2	$7,108.3

LiLAC Group:
Programming commitments	$16.7	$68.1	$46.7	$47.2	$11.0	$3.7	$1.9	$195.3
Network and connectivity commitments	7.6	27.2	24.8	26.6	21.9	1.2	4.6	113.9
Operating leases	3.7	14.8	14.8	14.8	13.4	4.0	16.4	81.9
Purchase commitments	3.2	8.0	—	—	—	—	—	11.2
Total (a)	$31.2	$118.1	$86.3	$88.6	$46.3	$8.9	$22.9	$402.3
_______________

(a)	The commitments included in this table do not reflect any liabilities that are included in our September 30, 2015 attributed balance sheet information.